Exhibit 99.1

Tel-Instrument Electronics Corp. Reports Financial Results

For Third Quarter FY 2023

East Rutherford, NJ – February 13, 2023 – Tel-Instrument Electronics Corp. (“Tel-Instrument,” “TIC,” or the “Company”) (OTCQB: TIKK), a leading designer and manufacturer of avionics test and measurement solutions, today reported a net income of $393K ($0.10 per basic and $0.08 per diluted share) on revenues of $2.3 million for the third quarter of 2023 fiscal year, ended December 31, 2022.

Notes On Third Quarter:

●	Revenues for the third quarter were $2.3 million, a 27% decline from $3.2 million in the year ago quarter.
●	Gross margin percentage declined to 38% versus 44% in the year ago quarter. This decline was mainly volume related.
●	Operating expenses decreased by $156K, a 14% decline versus the year ago quarter.
●	Operating loss was $66K as compared to an operating profit of $293K in the year ago quarter.
●	Other income (expense) was $563K income as compared to $51K expense in the prior year ago quarter. The third quarter results included a $628K Employee Retention Tax Credit (“ERTC”).
●	Net income was $393K or $0.10 per share, compared to net income of $195K or $0.04 per share in the year-ago quarter.
●	Backlog increased to $5.6 million at the end of the third quarter, a $2.3 million increase from the prior quarter-end.
●	Low-rate initial production of the SDR/OMNI commenced in December 2022.
●	Aeroflex appeal hearing is set for March 30, 2023.

Mr. Jeffrey O’Hara, Tel-Instrument’s President and CEO commented, “This has been the fourth consecutive quarter that has been negatively impacted by parts shortages. Due to the chip shortage situation, vendor lead times have tripled to as long as nine months in some cases. This prevented us from shipping certain high dollar orders in the last quarter. We have been ordering additional components from our vendors to mitigate the impact of extended lead times. This has resulted in an inventory increase of almost $500K since the start of the year. We expect to have sufficient parts on hand to reach normal production levels starting in the first quarter of Fiscal Year 2024 which starts in April. We also have several major contracts pending. including a large AN/USM-708 order for the F-35 program and a follow-on T-4530i order from Germany. With the commencement of SDR/OMNI shipments, we are projecting a return to solid profitability next fiscal year and strong revenue and profitability growth once we start shipping Navy CRAFT ECP Upgrade KITS.

We are extremely excited by the prospects of the SDR/OMNI which commenced initial low-rate production in December. We continue to conduct product demonstrations with the major Primes (“major customers”) and airlines. The reaction from all customers has been extremely positive. We expect to ship $300K of these test sets in the fourth quarter. The SDR/OMNI is the only multi-purpose avionic test set in the market that meets Class 1 military environmental specification. We believe that this will be a strong competitor in both commercial and military avionic and communication test set markets.

The CRAFT ECP contract will be critical for the Company as this is expected to generate millions of dollars of annual production revenues, starting when the engineering work is completed. The CRAFT engineering effort is a funded $2.9 million program and is expected to take two years to complete. The next major milestone is the Critical Design Review (“CDR”) which is scheduled to take place in April 2023. This will generate almost $700K of non-recurring engineering revenues. The Lockheed Martin F-35 MADL Test Set development program has been completed. This is expected to generate ongoing production revenues in the $600K-$700K range. Finally, we have been in negotiations with the U.S. Army on a software upgrade for the TS-4530A product to include new functionality such as Mode 5 Level 2B and compatibility with European CCI (“COMSEC Controlled Item”) devices. This software upgrade effort is expected to result in a funded engineering program.

The Aeroflex appeal hearing has been set for March 30, 2023 with a final decision expected this summer. We believe that we have excellent arguments to reduce or reverse the judgment. Regardless of the outcome, we look forward to resolving this case and stopping the accrual of judgment interest.”

About Tel-Instrument Electronics Corp.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Pauline Romeo
Tel-Instrument Electronics Corp.
(201) 933-1600 (Ext 309)

TEL-INSTRUMENT ELECTRONICS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2022	March 31, 2022
	(unaudited)
ASSETS

Current assets:
Cash	$3,292,547	$4,949,690
Accounts receivable, net	1,270,353	1,049,040
Inventories, net	3,311,159	2,820,497
Restricted cash to support appeal bond	2,011,050	2,011,050
Prepaid expenses and other current assets	967,612	244,040
Total current assets	10,852,721	11,074,317

Equipment and leasehold improvements, net	81,921	115,338
Operating lease right-of-use assets	1,575,377	1,720,921
Deferred tax asset, net	2,584,036	2,499,587
Other long-term assets	35,109	35,109
Total assets	$15,129,164	$15,445,272

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Operating lease liabilities – current portion	$200,148	$194,370
Accounts payable	563,414	406,489
Deferred revenues - current portion	167,672	119,835
Accrued expenses ‐vacation pay, payroll and payroll withholdings	217,461	410,538
Accrued legal damages	6,291,226	6,097,273
Accrued expenses - other	270,107	174,145
Total current liabilities	7,710,028	7,402,650

Operating lease liabilities – long-term	1,375,229	1,526,551
Deferred revenues – long-term	195,814	289,071

Total liabilities	9,281,071	9,218,272

Commitments and contingencies

Stockholders’ equity:
Preferred stock, 1,000,000 shares authorized, par value $0.10 per share
Preferred stock, 500,000 shares 8% Cumulative Series A Convertible Preferred authorized, issued and outstanding, par value $0.10 per share	3,815,998	3,695,998
Preferred stock, 166,667 shares 8% Cumulative Series B Convertible Preferred authorized, issued and outstanding, par value $0.10 per share	1,187,367	1,147,367
Common stock, 7,000,000 shares authorized, par value $0.10 per share, 3,255,887 and 3,255,887 shares issued and outstanding, respectively	325,586	325,586
Additional paid-in capital	6,797,056	7,018,353
Accumulated deficit	(6,277,914)	(5,960,304)
Total stockholders’ equity	5,848,093	6,227,000
Total liabilities and stockholders’ equity	$15,129,164	$15,445,272

TEL-INSTRUMENT ELECTRONICS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Net sales	$2,328,254	$3,171,532	$6,594,768	$10,914,787
Cost of sales	1,434,547	1,763,739	4,312,405	5,824,341

Gross margin	893,707	1,407,793	2,282,363	5,090,446

Operating expenses:
Selling, general and administrative	578,077	523,966	1,613,021	1,674,618
Litigation expenses	10,860	17,145	12,102	21,545
Engineering, research, and development	370,795	574,118	1,502,534	1,950,545
Total operating expenses	959,732	1,115,229	3,127,657	3,646,708

(Loss) income from operations	(66,025)	292,564	(845,294)	1,443,738

Other income (expense):
Interest income	5,664	996	8,787	2,977
Other income	628,400	-	628,400	35,854
Gain on forgiveness of PPP loan	-	-	-	722,577
Interest expense – judgement	(71,016)	(52,490)	(193,952)	(156,901)
Total other net income (expense)	563,048	(51,494)	443,235	604,507

Income (loss) before income taxes	497,023	241,070	(402,059)	2,048,245

Income tax expense (benefit)	104,396	46,448	(84,449)	278,446

Net income (loss)	392,627	194,622	(317,610)	1,769,799

Preferred dividends	(80,000)	(80,000)	(240,000)	(240,000)

Net income (loss) attributable to common shareholders	$312,627	$114,622	$(557,610)	$1,529,799

Basic net income (loss) per common share	$0.10	$0.04	$(0.17)	$0.47
Diluted net income (loss) per common share	$0.08	$0.04	$(0.17)	$0.35

Weighted average shares outstanding:
Basic	3,255,887	3,255,887	3,255,887	3,255,887
Diluted	5,155,665	5,095,665	3,255,887	5,095,665